PRESS RELEASE

Investor Relations                            Kenneth D. Gibbons, President
and Media Contact:                            802-888-6600


       Union Bankshares, Inc. Announces American Stock Exchange Listing


Morrisville, VT (July 12, 2000, 6:00 PM Eastern time)
Union Bankshares, Inc. today announced that effective Thursday, July 13, 2000, its common stock will begin trading on the American Stock Exchange
(AMEX) under the symbol "UNB." The Company has selected Cranmer and Cranmer, Inc. as its specialist firm.

Union Bankshares, Inc. President and CEO Kenneth D. Gibbons commented, "We are looking forward to having our stock traded on the American Stock Exchange and believe that the AMEX listing, over time, should result in a higher level of liquidity and a more established marketplace for the Company's stock."

Union Bankshares, Inc. is a two-bank holding company consisting of Union Bank, Morrisville, VT and Citizens Savings Bank and Trust Company, St. Johnsbury, VT. As of June 30, 2000 the combined company had assets of $295 million, 12 offices and 22 ATMs located in Lamoille, Chittenden, Caledonia and Washington Counties. Union and Citizens operate as community banks, providing a variety of deposit, loan and fiduciary products to consumers and businesses in North Central and North Eastern Vermont.

Certain statements in this press release may be forward looking in nature, or "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward looking statements are subject to risks and uncertainties which could cause results to differ materially from those anticipated. These factors include the Company's competitive business environment, interest rate risk, risks associated with making loans, the ability to retain and attract new employees, and government regulations.